SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 1, 2015

CHEMUNG FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-13888	16-1237038
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Chemung Canal Plaza, Elmira, NY 14901

(Address of principal executive offices) (Zip Code)

(607) 737-3711

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.16e-4(c))

ITEM 1.01        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 28, 2015, Chemung Canal Trust Company (the “Bank”), a subsidiary of Chemung Financial Corporation (the “Corporation”), and Anders M. Tomson, President and Chief Operating Officer of the Bank, executed a Change of Control Agreement (the “Agreement”). The Agreement provides that if, during the 12 month period after the occurrence of a Change of Control, as defined in the Agreement: i) Mr. Tomson’s employment is terminated by the Bank without Cause (also as defined in the Agreement); or ii) Mr. Tomson terminates his employment with the Bank for any reason, the Bank shall pay to Mr. Tomson, in addition to any other compensation or benefits due to him, an amount equal to 2.99 times the highest annual compensation (salary and bonuses) paid by the Bank to Mr. Tomson for any of the two (2) calendar years ending with the year in which his employment is terminated. The severance payments would be paid in equal monthly installments for the 36 months immediately following the effective date of the termination of Mr. Tomson’s employment. The Agreement provides further that it is subject to all applicable laws and regulations and that the amount payable to Mr. Tomson is subject to reduction to the extent necessary to ensure that such payment is not an “excess parachute payment” as defined in Section 280-g of the Internal Revenue Code.

The Agreement replaces Mr. Tomson’s previous Change of Control Agreement that was entered into on April 8, 2011 and filed as Exhibit 10.14 to the Corporation’s Form 10-Q with the Securities and Exchange Commission on May 13, 2011.

The Agreement is furnished as Exhibit 10.1 to this report.

ITEM 9.01        Financial Statements and Exhibits

(d) Exhibits

Exhibit No.
10.1	Anders M. Tomson Change of Control Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CHEMUNG FINANCIAL CORPORATION

September 1, 2015	By:	/s/ Karl F. Krebs

Karl F. Krebs
Chief Financial Officer and Treasurer